Exhibit 99.1

Electric Car Firm ZAP Names New Chairman, Mr. Eqbal Al Yousuf of Dubai
Tuesday May 27, 2:53 pm ET

SANTA ROSA, Calif. & DUBAI, United Arab Emirates--(BUSINESS WIRE)--Electric car pioneer ZAP (OTCBB:ZAAP - News) today named Mr. Eqbal Al Yousuf Chairman of the 13-year public Company. The effective date of his appointment will be June 2, the day of the next scheduled meeting for the board of directors.

Mr. Eqbal Al Yousuf is President of Dubai's Al Yousuf Group. He was appointed as the President of Al Yousuf Group in 2005. The Al Yousuf Group is a company that over the past 55 years has grown into a leading business conglomerate with operations ranging from Motor Vehicles, Boat Manufacturing, Auto Rental, Real Estate Development, Home Electrical Appliances, Computer Operating Systems, Electronics, Transportation and more. The Al Yousuf Group has proved to be one of the most reputed business groups in the UAE and is now working to become ISO certified in accordance with international standards of quality.

Chairman Emeritus and founder Gary Starr will continue his role with the Company and will remain on its board of directors. Starr co-founded the Company in 1994 and has been instrumental in its overall business development, R&D and product development.

"I feel the timing is right for this," said Starr, a 34-year veteran in electric transportation. "Mr. Eqbal told me that the most important technologies to invest in for the future were electric transportation and water purification. His vision and business experience are welcome just as ZAP begins its next growth phase."

Mr. Al Yousuf has been taking a greater interest in ZAP over the past year. In November, the Al Yousuf Group purchased US$5 million worth of ZAP shares. In December, he also joined ZAP's Board of Directors.

"My staff and I have researched the EV industry and have concluded that ZAP is one of the only pure-play public companies with viable electric vehicles in the marketplace at a time of record gas prices," said Mr. Al Yousuf. "I intend to use all my relationships and resources to ensure the Company will be successful and grow."

"Mr. Al Yousuf is a strong believer in alternative energy and conservation and really wants to make the world a better place," said ZAP CEO Steve Schneider. "He is taking a much stronger interest in the direction of the Company to ensure its ability to deliver vehicles on a global basis. With his relationships throughout the world, Mr. Al Yousuf believes he can make this dream become a reality."

Mr. Al Yousuf is actively involved with numerous social and environmental causes, both at a personal and business level. Mr. Al Yousuf has two Bachelors Degree, one in Computer Science and the other in Economics. He graduated from the University of Minnesota in May 1983. After he graduated he joined his father’s firm as Managing Director and in 1988 he was appointed as Deputy Chairman, Vice Chairman in 2001, and Chief Executive Officer in 2004. Eqbal Al Yousuf is married with four children and his interests include reading, travel and sea sports.

The Al Yousuf Group is involved in a multitude of industries under various subsidiaries. Al Yousuf Group has 18 subsidiaries with branch offices in Abu Dhabi, Al Ain, Cairo, Fujairah, Jeddah, Ras Al Khaimah, Riyadh, and Sharjah, according to The Middle East information resource Zawya (http://zawya.com/cm/profile.cfm/cid489977/).

Al-Yousuf Motors, a member of the Al-Yousuf family, is one of the leading distributors of automobiles and automotive related equipment in the Middle East. The Al Yousuf Group has developed partnerships with many of the world's renowned brand names in Asia, Europe and the USA. A number of these ventures have grown into long-term business relationships. Al Yousuf Motors' portfolio includes Daihatsu vehicles, Daewoo buses, Suzuki motorcycles and outboard engines, Yamaha motorcycles, outboard and marine engines, water vehicles, generators, boats etc.

More about Al Yousuf http://www.zapworld.com/al-yousuf-med.html

About ZAP

ZAP has been a leader in advanced transportation technologies since 1994, delivering over 100,000 vehicles to consumers in more than 75 countries. At the forefront of fuel-efficient transportation with new technologies including energy efficient gas systems, electric, hybrid and other innovative power systems, ZAP has a joint venture called Detroit Electric to manufacture electric and hybrid vehicles with Youngman Automotive Group. Detroit Electric is developing a freeway capable electric vehicle called the ZAP Alias. ZAP is also developing a new generation of vehicles using lithium batteries. The Company recently announced a strategic partnership with Dubai-based Al Yousuf Group to expand its international vehicle distribution. ZAP also makes an innovative, new portable energy technology that manages power for mobile electronics from cell phones to laptops. For product, dealer and investor information, visit http://www.zapworld.com.

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ZAP
Alex Campbell, 707-525-8658 x 241
acampbell@zapworld.com